Exhibit 99.1

NEWS
For immediate release

AAR CORP. Completes the Acquisition of Telair® International and Nordisk Aviation

Acquisition Creates Industry-Leading Provider of Commercial and Military Cargo Systems

WOOD DALE, ILLINOIS (December 2, 2011) — AAR CORP. (NYSE: AIR) announced today that it has completed the acquisition of Telair International GmbH (Telair) and Nordisk Aviation Products, AS (Nordisk) from Teleflex Incorporated (NYSE: TFX), which the Company announced on October 21, 2011.

“This acquisition significantly adds to AAR’s commercial manufacturing business and elevates our position as a tier-1 provider to the global aerospace market,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “We will work closely with the teams at Telair and Nordisk to ensure a smooth transition as we support our expanding customer base and capitalize on new commercial aircraft build cycles.”

The businesses will operate as part of AAR’s Structures and Systems segment. The combination of Telair and AAR Cargo Systems creates a formidable market leader in the design, production and servicing of aircraft cargo systems for both commercial and military platforms.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems.  More information can be found at www.aarcorp.com.

Contact: Rick Poulton, Chief Financial Officer, AAR CORP. (630) 227-2075 | rick.poulton@aarcorp.com

Named One of the Most Trustworthy Companies by Forbes.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.